                                                                   Exhibit 10.14

June 30, 1995

Mr. Mark Brown

Dear Mr. Brown:

This letter will serve to confirm our understanding and agreement pursuant to which Trump's Castle Associates ("TCA") has agreed to employ you, and you have agreed to be employed by TCA for the Term defined and set forth in Paragraph 2, unless terminated earlier by TCA pursuant to Paragraph 13 hereof:

1. You shall be employed by TCA in the capacity of Executive Vice President of Operations or in such other position as determined solely by TCA to perform such duties as are commonly attendant upon such office.

2. Your employment with TCA shall commence on July 10, 1995, and continue for a period of three (3) years thereafter, expiring on July 9, 1998.

3.   a.   During the term of this Agreement, you shall be paid an annual base salary at the rate of Three Hundred Fifty Thousand ($350,000) Dollars payable periodically in accordance with TCA's regular payroll practices.

     b. Upon the commencement of your employment with TCA, you shall receive a bonus in the amount of Seventy-Five Thousand ($75,000) Dollars.

     c. TCA shall reimburse you for the cost of health insurance coverage under COBRA during your first ninety (90) days of employment.

     d. You shall be entitled to two (2) weeks vacation on the first anniversary of your employment. Thereafter, you will earn vacation in accordance with TCA's regular policies therefor.

4. You shall be afforded coverage under TCA's employee insurance programs in such form and at such levels as TCA, in its sole and absolute discretion, may hereafter elect to provide for similarly situated executive.

Mr. Mark A. Brown
June 30, 1995

5.   a.   You shall be entitled to participate in TCA's executive benefit programs in such form and at such levels as TCA, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives.

     b. You shall be entitled to participate in any management profit sharing or bonus plan established by TCA for similarly situated executives, but in no event shall you receive a bonus of less than Seventy-Five Thousand ($75,000) per year in 1995, 1996 and 1997.

     c. You shall, in addition to monetary compensation, receive a car allowance of Seven Hundred Fifty ($750) Dollars per month.

6. You agree that until the Expiration Date and/or so long as TCA continues to pay your salary as provided herein, you shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located in Atlantic City, New Jersey. You acknowledge and agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate interests of TCA, imposes no undue hardship on you and is not injurious to the public.

7. You hereby agree that throughout the term of this Agreement you shall devote your fill time, attention and efforts to TCA's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without TCA's prior written consent. You will promptly communicate to TCA, in writing when requested, all marketing strategies, technical designs and concepts, and other ideas pertaining to TCA's business which are conceived or developed by you, alone or with others, at any time (during or after business hours) while you are employed by TCA. You acknowledge that all of those ideas will be TCA's exclusive property. You agree to sign any documents which TCA deems necessary to confirm its ownership of those ideas, and you agree to otherwise cooperate with TCA in order to allow TCA to take full advantage of those ideas.

8. You acknowledge that you have access to information which is proprietary and confidential to TCA. This information includes, but is not limited to,
     (1) the identity of customers and prospects, (2) names,

Mr. Mark A. Brown
June 30, 1995

     addresses and telephone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business strategies and policies, You acknowledge and understand that this information must be maintained in strict confidence in order for TCA to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from TCA's premises. Upon termination of your employment, you will immediately return to TCA all correspondence files, business card files, customer and prospect lists, price books, technical data, notes and other materials which contain any of this information, and you will not retain copies of those materials. Notwithstanding the foregoing, you may maintain and use information and data as described herein of which you are aware of prior to your employment by TCA. Nothing in this paragraph is intended to prevent you form utilizing information which was not developed by TCA during the course of your employment at TCA.

9. You also agree that for a period of forty-five (45) days after termination of your employment, you will not solicit or contact, directly or through any other Atlantic City casino, any customers whom you have developed or continue to develop during your tenure with TCA.

10. You represent to TCA that there are no restrictions or agreements to which you are a party which would be violated by our execution of this Agreement and your employment hereunder.

11. You hereby agree to comply with all of the rules, regulations, policies and/or procedures adopted by TCA during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.

12. You hereby represent that you presently hold the New Jersey Control Commission license required in connection with your employment hereunder and will take appropriate steps to renew said license in a timely manner.

13. You hereby understand and acknowledge that TCA may terminate this Agreement in the event your Casino Control Commission license is terminated and/or suspended or revoked by the Commission or if you shall

Mr. Mark A. Brown
June 30, 1995

     commit an act constituting "Cause". which is defined to mean the following: a material breach of any employee conduct rules which interferes in a material way with your ability to perform your duties; the deliberate and intentional refusal by you to perform the duties commonly attendant upon the position of Executive Vice President of Operations; alcohol or drug addiction; your disability, which is defined to be any condition prohibiting you from performing your duties hereunder for a period in excess of ninety (90) days; or your death. In the event of a termination pursuant to this paragraph, TCA shall pay to you your salary earned to the date of termination and shall have no further liability or obligation to you under this Agreement.

14. TCA shall indemnify, defend and hold you harmless, including the payment of reasonable attorney fees, if TCA does not directly provide your defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder unless such claim is based upon your gross negligence or any willful and/or wanton act.

15. You represent that you are a citizen of the United States or that you possess the proper visa and/or work permits necessary to perform your functions hereunder.

16. You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by you of your promises in Section 6, 7, 8 and 9 of this Agreement and that a breach may cause irreparable injury to TCA which could not be compensated by money damages. Accordingly, TCA will be entitled to enforce this Agreement by obtaining a court order prohibiting you (and any others involved) from breaching this Agreement. If a court decides that any part of this agreement is too broad, the court may limit that part and enforce it as limited.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in any lawsuit involving this Agreement, you consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement between the parties and may not be modified or amended without the written agreement of both parties. This Agreement supersedes all other agreements between the parties.

Mr. Mark A. Brown
June 30, 1995

If the foregoing correctly sets forth our understanding, kindly sign and return to me the duplicate copy of this letter enclosed herewith.

Very truly yours,

TRUMP'S CASTLE ASSOCIATES
                                                        Agreed & Consented to:

By: /s/ Roger P. Wagner                                 /s/ Mark A. Brown
   -----------------------                              ------------------------
        Roger P. Wagner                                  Mark A. Brown
President/Chief Operating Officer

                                                                 7-10-95
                                                        ------------------------
                                                                  Date